Exhibit 99.1

Contacts:
Investors: Alison Ziegler, Cameron Associates, 212-554-5469	5835 Peachtree Corners East, Suite D
Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241	Norcross, GA 30092

Guided Therapeutics Reports Third Quarter 2012 Results

Key Highlights:

•	PMA Amendment for LuViva® Advanced Cervical Scan filed with FDA
•	Third Edition CE Mark and Canadian Standards Association testing being completed
•	Canadian launch expected to be supported by additional unit shipments in the fourth quarter
•	$2.9 million raised in warrant exchange program through September 30, 2012

Norcross, GA (November 13, 2012) -- Guided Therapeutics, Inc. (OTCBB: GTHP) OTCQB: GTHP) today announced its operating results for the quarter and nine months ended September 30, 2012.

Revenue for the third quarter of 2012 was $693,000, including revenue of $43,000 on the sale of three LuViva® Advanced Cervical Scan demonstration units in the quarter. This compares to revenue of $1.0 million in the third quarter of 2011. Revenue for the first nine months of 2012 was $2.3 million compared to $2.7 million for the first nine months of 2011. The variability in revenue was primarily due to the timing of receipts accrued under the Company’s contracts with Konica Minolta.

The net loss available to common stockholders for the third quarter of 2012 was $986,000, or $0.02 per share, compared to a net loss available to common stockholders of $2.7 million, or $0.05 per share, in the comparable quarter of 2011. The net loss available to common stockholders for the first nine months of 2012 was $3.2 million, or $0.06 per share, compared to a net loss available to common stockholders of $3.9 million, or $0.08 per share, in the comparable period of 2011. The decreased loss reported in the three and nine month periods ended September 30, 2012 was due primarily to a claim settlement of approximately $2.3 million recorded in the third quarter of 2011.

Cash on hand at September 30, 2012 was approximately $2.6 million as compared to $2.2 million at December 31, 2011. Offsetting the cash outflow from operations in the third quarter was a net change from financing activities of approximately $3.0 million, which primarily represents proceeds received from the exercise of outstanding warrants and options. Warrants exercisable for approximately 15.9 million shares of the Company’s common stock, or 56.3% of eligible warrants, were tendered as part of the Company’s warrant exchange program completed in July 2012. New warrants issued in the exchange program, representing approximately 15.1 million shares, were exercised in the third quarter of 2012, resulting in approximately $2.9 million in cash proceeds to the Company.

At September 30, 2012, the Company had approximately $461,000 of inventory on hand. Management believes that available capital resources, including funds from partnerships and grants, should be sufficient to support existing operations through the first quarter of 2013. Outstanding warrants exercisable for approximately 12.4 million shares of common stock at $0.65 per share that will expire on March 1, 2013 could generate approximately $8.0 million in cash proceeds to the Company, assuming full exercise.

Guided Therapeutics – 3Q 2012

November 13, 2012

“We are pleased to be able to report our progress with the FDA,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “The filing of our PMA Amendment comes with FDA’s prior review regarding its key contents and puts us on a track, if approved, for a U.S. launch of LuViva® next year. In the meantime, we expect to comply with the Third Edition CE mark requirements around the end of this year. This will provide LuViva® with access to the 27 countries of the European Union. We will also utilize a portion of this testing to meet Canadian Standards Association, or CSA, mark requirements, which, while not mandatory, is valued by many of the institutions our Canadian distributor is targeting for sales. We believe we remain on track to ship additional units to Canada in the fourth quarter for the launch.”

Dr. Faupel added, “We are also moving ahead with the ramp up of our distributor network. During the quarter we formalized our relationship for Turkey and added an experienced marketing manager for Europe to help manage our distribution activities there and in the Middle East and Africa. We continue to participate in European trade shows and conferences including the International Federation of Gynaecology and Obstetrics and Medica, educating hundreds of doctors and potential distributors about our technology and positioning LuViva® to become part of the standard of care in the diagnosis of cervical disease.”

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EST Wednesday, November 14, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.com. The live call is also available by dialing (888) 510-1786 or for international callers (719) 325-2308. A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until November 21, 2012 by dialing (877) 870-5176, or for international callers (858) 384-5517, and using pin number 3514457.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta to develop a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

Guided Therapeutics – 3Q 2012

November 13, 2012

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Operations

For the Three Months and Nine Months Ended September 30, 2012 and 2011

Three Months Ended Nine Months Ended

September 30 September 30

	Three Months Ended		Nine Months Ended
	September 30		September 30
In thousands, except per share data	2012	2011	2012	2011

Revenue
Contract and grant revenue	$693	$1,021	2,326	2,701
Sales – devices and disposables	43	—	72	—
Cost of goods sold	55	—	130	—
Gross loss	(12)	—	(58)	—
Cost and Expenses
Research and development	787	709	2,397	2,024
Sales and marketing	132	80	271	200
General and administration	712	2,881	2,714	4,351
Total operating expense	1,651	3,670	5,382	6,575

Operating Loss	(970)	(2,649)	(3,114)	(3,874)

Interest (Expense) and Other Income	(16)	(12)	(52)	(9)

Net Loss Attributable to Common Stockholders	$(986)	$(2,661)	$(3,166)	$(3,883)

Basic and Diluted Net Loss per Share	$(0.02)	$(0.05)	$(0.06)	$(0.08)

Basic and Diluted Weighted Average Shares Outstanding	60,827	48,813	55,810	48,379

Selected Balance Sheet Data (Unaudited)

(In thousands)	September 30, 2012	December 31, 2011
Cash & Cash Equivalents	$2,609	$2,200
Inventory Working Capital	461 607	520 162
Total Assets	4,771	4,310
Accumulated Deficit	(90,911)	(85,089)
Stockholders’ Equity	2,124	1,577

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